AMENDMENT TO THE
DISTRIBUTION AGREEMENT

        THIS AMENDMENT, dated as of the 11th day of November, 2010, by and among Brandes Investment Trust, a Delaware statutory trust (the “Trust”), Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”), and Brandes Investment Partners, L.P., a Delaware limited partnership and the investment advisor to the Trust (the “Advisor”), as parties to the Distribution Agreement dated as of October 3, 2005, as amended September 29, 2008 (the “Agreement”).

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the funds of the Agreement as follows:

Exhibit B is hereby superseded and replaced with Amended Exhibit B attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

BRANDES INVESTMENT TRUST	QUASAR DISTRIBUTORS, LLC
By: ______________________________	By: ______________________________
Name:____________________________	James R. Schoenike
Title: _____________________________	Title: President

BRANDES INVESTMENT PARTNERS, L.P.
By: ______________________________
Name:____________________________
Title: _____________________________

11/2010	1

Amended Exhibit B
to the
Brandes Investment Trust and Brandes Investment Partners, L.P.
Distribution Agreement

Fund Names

Separate Series of Brandes Investment Trust

Name of Series
Brandes Institutional International Equity Fund
Brandes Separately Managed Account Reserve Trust
Brandes Institutional Core Plus Fixed Income Fund
Brandes Institutional Global Equity Fund
Brandes Institutional Emerging Markets Fund

11/2010	2